Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 22, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today a net loss for the fiscal quarter ended May 2, 2020 of $11.8 million, or $0.24 per share ($0.24 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 2, 2020 decreased 42.7 percent to $115.4 million from net sales of $201.3 million for the prior year 13-week fiscal quarter ended May 4, 2019. Online sales for the quarter increased 31.5 percent to $32.1 million for the 13-week period ended May 2, 2020, compared to net sales of $24.4 million for the 13-week period ended May 4, 2019.

As previously announced, Buckle closed all brick and mortar stores due to the COVID-19 pandemic for an indefinite period beginning March 18, 2020. The Company began the process of reopening certain stores the week of April 26, 2020, following state and local reopening guidelines. As of May 2, 2020, 37 stores had reopened. The Company has continued to reopen stores each week in May, with 331 total stores currently reopened. The Company’s online store has remained open without interruption. As a result of the store closures, the Company plans to only report total net sales and does not plan to separately report comparable store sales during this time.

As a result of the store closures, Buckle reported a net loss for the first quarter of fiscal 2020 of $11.8 million, or $0.24 per share ($0.24 per share on a diluted basis), compared with net income of $15.1 million, or $0.31 per share ($0.31 per share on a diluted basis) for the first quarter of fiscal 2019.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (877) 336-4441 for domestic calls or (409) 207-6985 for international calls and reference the conference code 7167680. A replay of the call will be available for a two-week period beginning today at 2:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 8302590.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states. As of the end of the fiscal quarter, it operated 446 stores in 42 states compared with 449 stores in 42 states at the end of the first quarter of fiscal 2019.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019

SALES, Net of returns and allowances	$115,413	$201,313

COST OF SALES (Including buying, distribution, and occupancy costs)	88,588	124,660

Gross profit	26,825	76,653

OPERATING EXPENSES:
Selling	33,504	46,609
General and administrative	9,503	11,310
	43,007	57,919

INCOME (LOSS) FROM OPERATIONS	(16,182)	18,734

OTHER INCOME, Net	574	1,255

INCOME (LOSS) BEFORE INCOME TAXES	(15,608)	19,989

INCOME TAX EXPENSE (BENEFIT)	(3,824)	4,897

NET INCOME (LOSS)	$(11,784)	$15,092

EARNINGS (LOSS) PER SHARE:
Basic	$(0.24)	$0.31

Diluted	$(0.24)	$0.31

Basic weighted average shares	48,725	48,552
Diluted weighted average shares	48,922	48,734

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 2, 2020	February 1, 2020 (1)	May 4, 2019

CURRENT ASSETS:
Cash and cash equivalents	$185,037	$220,969	$183,939
Short-term investments	17,661	12,532	53,659
Receivables	1,774	3,136	5,780
Inventory	121,671	121,258	120,814
Prepaid expenses and other assets	13,438	20,935	20,406
Total current assets	339,581	378,830	384,598

PROPERTY AND EQUIPMENT	451,142	452,205	453,578
Less accumulated depreciation and amortization	(341,073)	(338,357)	(326,705)
	110,069	113,848	126,873

OPERATING LEASE RIGHT-OF-USE ASSETS	326,587	350,088	345,473
LONG-TERM INVESTMENTS	15,922	15,863	15,667
OTHER ASSETS	9,491	9,261	7,754

Total assets	$801,650	$867,890	$880,365

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,212	$26,491	$36,533
Accrued employee compensation	5,310	22,929	11,636
Accrued store operating expenses	15,927	17,837	22,124
Gift certificates redeemable	13,513	15,319	14,262
Current portion of operating lease liabilities	84,410	87,314	72,857
Income taxes payable	72	2,751	9,651
Total current liabilities	138,444	172,641	167,063

DEFERRED COMPENSATION	15,204	15,863	14,914
NON-CURRENT OPERATING LEASE LIABILITIES	270,053	290,238	300,430
Total liabilities	423,701	478,742	482,407

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,408,181 shares at May 2, 2020, 49,205,681 shares at February 1, 2020, and 49,231,625 shares at May 4, 2019	494	492	492
Additional paid-in capital	152,841	152,258	149,860
Retained earnings	224,614	236,398	247,606
Total stockholders’ equity	377,949	389,148	397,958

Total liabilities and stockholders’ equity	$801,650	$867,890	$880,365

(1) Derived from audited financial statements.